EXHIBIT 10.3

                                 PROMISSORY NOTE
$14,000                                                         Date May 7, 2002

For value received, the undersigned Erik Van Horn (the "Promisor") promises to pay to the order of Vitro Diagnostics, Inc. ("Payee") at 12635 East Montview Blvd, Suite 218, Aurora, CO 80010 (or at such other place as the Payee may designate in writing) the sum of $14,000.00 (Fourteen thousand dollars) plus interest from April 22, 2002, on the unpaid principle at a rate of 5% per annum.

It is understood between the parties that the entire amount loaned to the promisor is to be immediately applied to the purchase of Vitro Diagnostic's common stock underlying options granted to the Promisor on May 8, 1992. Exhibit A contains a copy of this stock option agreement.

Unpaid principal after the due date shown below shall accrue interest at a rate of 7.5% annually until paid in full.

Promisor shall make minimum monthly payments of not less than $1000 per month beginning May 31, 2002. This amount is to be paid in the form of deduction in salary, in lieu of salary, or consulting arrangement by agreement between the Promisor and the Payee. All payments on the Note shall be applied first in payment of accrued interest and any remainder in payment of principal. Unpaid principal and accrued interest shall be payable in full on or before May 8, 2004, the "Due Date". The Promisor agrees to provide collateral for the note by pledging to the Payee 116,700 shares of common stock acquired upon exercise of the option. Payee shall hold the certificates representing the collateral common stock pending payment in full of the note. The Promisor reserves the right to prepay this Note, in whole or in part, prior to the Due Date with no prepayment penalty.

If any payment obligation under this Note is not paid when due, the Promisor agrees to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any of the following events of default occur, the Note and any other obligations of the Promisor to the payee shall become due with 30 days notice.

1) the failure of the Promisor to pay any amount of the principal and any accrued interest when due; 2) the death of the Promisor(s); 3) the filing of bankruptcy proceedings involving the Promisor as a Debtor; 4) the application for appointment of a receiver for the Promisor; 5) the making of a general assignment for the benefit of the Promisor's creditors; 6) the insolvency of the Promisor.

In addition, the Promisor shall be in default if there is a sale, transfer, assignment, or any other disposition of any assets pledged as security for the payment of this Note, or if there is a default in any security agreement which secures this Note.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. Promisor waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Payee under this note, or assignment by Payee of this Note shall affect the liability of the Promisor. All rights of the Payee under this Note are cumulative and may be exercised concurrently or consecutively at the Payee's option.

This Note shall be construed in accordance with the laws of the State of Colorado.

Executed on this 8th day of May, 2002

By: /s/ Erik Van Horn
    ------------------
        Erik Van Horn